Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement of MELA Sciences, Inc. on Form S-3, to be filed on or about October 9, 2013, of our reports dated March 4, 2013 on our audits of the financial statements as of December 31, 2011 and 2012 and for each of the years in the three-year period ended December 31, 2012, and the effectiveness of MELA Sciences, Inc.’s internal control over financial reporting as of December 31, 2012, which reports were included in the Annual Report on Form 10-K filed March 5, 2013. We also consent to the reference to our firm under the caption “Experts” in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3.

/s/ EisnerAmper LLP
EisnerAmper LLP New York, New York October 9, 2013